Contract Distributor Sales Agreement, July 30, 2010

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.14

CONTRACT DISTRIBUTOR SALES AGREEMENT

This Agreement is entered into by and between Tolson Uniforms, of Melbourne, FL, the Contract Distributor (hereafter known as Distributor) and Energy Telecom, Inc. (hereafter known as ENERGY), of St. Augustine, FL

Distributor clearly understands and agrees to be bound by the terms herein, including the ENERGY sales, delivery, service and warranty policies.

TELECOM EYEWEAR PRODUCT FAMILY AND DISPLAY
Contract Distributors must display the entire family of ENERGY telecom eyewear products in a prominent and appropriate section of the retail outlet(s).  Periodically but no less than once each year an updated display plan will be transmitted by ENERGY Technical Support. New ENERGY telecom eyewear products  will automatically be sent to the Distributor.   Specific description of the telecom eyewear product family may be found on Attachment `A'.

GENERAL SALES POLICY
An opening order is required for a Distributor account. Annual sales volume of at least $5,000.00 in ENERGY merchandise at Distributor price is a requirement for annual Distributorship renewal. Products are shipped in accordance with published prices in effect at the time of shipment. The terms and conditions of the ENERGY Sales Policy are in effect for one year from the date of this contract. ENERGY reserves the right to change this Sales Policy without notice.

DISTRIBUTOR QUALIFICATION
All new ENERGY accounts must be personally interviewed and set up by an ENERGY Manager.  Establishment of an ENERGY account is at the sole discretion of ENERGY. Distributors are selected according to their standing in the community and ability to meet ENERGY Distributor qualifications. ENERGY appoints only a limited number of Distributors worldwide. All ENERGY Distributors must maintain a full time place of business and hold a current state sales tax license. Distributor must stock all telecom eyewear and accessory products. Part time or special order Distributors cannot be accepted.

To maintain an ENERGY account, Distributors must:
1.	Instruct sales personnel in the technical knowledge necessary to adequately demonstrate and sell ENERGY products.
2.	Conduct a year round promotional effort through a catalog, flyers. telemarketing or other means to inform the public that the Distributor stocks ENERGY products.
3.	Prominently display ENERGY plaques, decals and other material furnished by ENERGY.
4.	Order at least $5,000.00 of ENERGY merchandise each year at Distributor price.

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Contract Distributor Sales Agreement, July 30, 2010

DISTRIBUTOR DISCOUNT
Distributor pricing is as shown on Attachment `B'.

MSRP
All products from ENERGY must be sold at Manufacturer's Suggested Retail Price, unless otherwise agreed to in writing by ENERGY.

WEB SITE SALES
Only registered ENERGY Distributors or their registered dealers are authorized to use ENERGY trademarks and copyrighted images on the World Wide Web (www). It is the policy of ENERGY to vigorously enforce the authorized use of its protected trademarks and images. Web sites violating terms of the ENERGY Sales Agreement should be reported to ENERGY.

TERRITORY
Distributors may sell ENERGY products only in areas where they have an active sales presence. Active sales presence is defined as having full time, salaried sales personnel in the field calling on agencies to introduce ENERGY products and service accounts following the sale. Unless otherwise agreed in writing, Distributor may not quote or sell ENERGY products in foreign countries.  Quoting, selling or shipping ENERGY products outside of the designated sales territory will result in termination of the Distributorship, void product warranties and preclude factory repair service. The sale of ENERGY products to other Distributors or resellers is strictly prohibited. Setting or shipping ENERGY products to other Distributors will result in termination of the Distributorship.

RESTOCKING
Contract Distributor agrees that Managers representing ENERGY are authorized to survey and enter a purchase order for any Telecom eyewear products that are out of stock

LABELING
All ENERGY products display Uniform Product Council (UPC) machine readable bar code labels. There is an additional charge for additional product labels.

ORDER CHANGE
Once an order has been entered into the automated shipping system, any changes will require a $25.00 processing fee which will be added to the invoice.

DROP SHIPMENT
ENERGY products will be drop shipped only to locations within the state where the selling Distributor is located.

FREIGHT AND HANDLING
All products are FOB Sunman, Indiana 47041. Shipment is made via UPS wherever possible. A street address (not Post Office Box) is required for all orders, Each ENERGY order is subject to a $5.00 handling charge for the first box and $1.00 for each additional box or a $25.00 per pallet charge. Full freight and handling, excluding UPS Next Day, 2nd Day. 3rd Day and Federal Express charges, is allowed on all orders totaling $1,500.00 or more at Distributor cost when paid in full within 10 days from invoice date. Application for freight and handling allowance must be submitted within 90 days of the invoice date.

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Contract Distributor Sales Agreement, July 30, 2010

TERMS
All invoices are Net 30. A 3% discount (less freight) is allowed on orders paid within 10 days of invoice dale. Distributors who do not have an established credit history with ENERGY must provide prepayment by check or money order.

COOPERATIVE ADVERTISING
Cooperative Advertising is available to all Distributors. To quality for Cooperative Advertising funds for a catalog, ENERGY products trust be used in 75% of the photos where items from an ENERGY category of products are featured as auxiliary props in the photo for another product. Competitors products may not be pictured with ENERGY products in such a way that they  may be mistaken for ENERGY products. ENERGY products pictured with competitive products in this manner are not eligible for an advertising allowance.  All Cooperative Advertising must be preapproved and signed by the ENERGY.

MASTER DISTRIBUTOR REBATE QUALIFICATION
To qualify for a rebate under the Master Distributor Program, the Distributor most carry and promote the full line of ENERGY products.

BACK ORDERS
Due to the unprecedented demand for ENERGY products, occasionally ENERGY may be unable to fill an order completely. Back ordered items will be noted on the invoice and shipped as promptly as possible. No shipping charges are billed for back orders sent to Contract Distributors who display a current and complete selection of Energy products.

PAST DUE ACCOUNTS
ENERGY reserves the right to refuse shipment and cancel Distributor discounts on past due accounts. A finance charge of 15% per want (18% per year) is added to all past due balances. This interest rate is modified consistent with prevailing state laws. Accounts past 60 days will be placed on COD status. Accounts past 90 days will be closed.

RETURNED CHECKS
Checks returned by the bank for any reason will be subject to a $30.00 service charge and is cause to terminate this Agreement.

COLLECTION
In the event that collection is required, the Distributor agrees to pay all ENERGY's costs and expenses in securing the unpaid indebtedness including actual attorney fees.

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Contract Distributor Sales Agreement, July 30, 2010

ORDERING
Include your Distributor number on all orders to insure proper discount. Use product code numbers on all orders. Any order received with incomplete information will be shipped in the most popular configuration.

PRICING
All prices are subject to change without notice.

RETURNS
✓	Authorization from the factory or a Return Authorization (RA) Number are not required for return shipments.
✓	Only items currently on the ENERGY price list can be returned.
✓	Products with expiration dates can only be returned within 90 days of their purchase.
✓	Telecom eyewear products require a minimum of one be retained for display.
✓	Stock balancing is allowed at the time of return.
✓	Non-balanced merchandise returned through no fault of ENERGY is subject to a 20% restocking charge.
✓	Refurbishing or repair costs required to put retuned merchandise in new condition will be assessed in addition to the 20% restocking charge.
✓	Returns most be shipped prepaid to ENERGY.
✓	Invoice numbers on which return items were originally received are required for credit.

SHORTAGE CLAIM
ENERGY is not responsible for shortage or damage incurred during shipment. Contact the carrier to report opened or damaged parcels. Shortage or incorrect order claims against ENERGY must be made within ten (10) days of delivery after which no claims will be accepted.

TERMINATION
This Agreement terminates one year from the date of this contract. In addition, ENERGY retains the right to terminate a Distributorship for cause due to violation of any condition set forth herein. ENERGY retains the option to terminate a Distributorship upon transfer of ownership, failure to meet credit requirements or delinquency of the account. Purchase of less than $5,000.00 of ENERGY merchandise at Distributor cost during any calendar year or the sale, bidding or shipment of ENERGY products into foreign countries in violation of this Agreement constitutes cause for termination.

WARRANTY
All products are warranted to be free from defects in material or workmanship. Specific product warranties are packaged with each item. No warranties will be honored on products sold into foreign countries in violation of the terms and conditions of this Agreement.  In such cases, warranty service or replacement becomes the sole responsibility of the selling Distributor.

SERVICE
Products resumed for warranty repair will be processed on a no charge basis. Repair due to damage or misuse will be billed at a fair and reasonable service rate. Merchandise returned to the factory for service will be processed as promptly as workloads permit. A repair estimate will be provided prior to any non-warranty work. No factory repair service will be provided on products sold into foreign countries in violation of the tennis and conditions of this Agreement, in such cases, service or repair becomes the sole responsibility of the selling Distributor.

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Contract Distributor Sales Agreement, July 30, 2010

DIRECT SALES
ENERGY reserves the exclusive right to sell and deliver ENERGY products directly to agencies of the United States Government, foreign governments, its own employees and OEM accounts.

PRODUCT AWARENESS
ENERGY will provide national training and advertising.  Sales aids will be provided to Distributors on a no charge basis at the option of ENERGY.

TRADE SECRETS
This Agreement, all technical information about ENERGY products,  information about the pricing and distribution of ENERGY products and the identities of customers of ENERGY are confidential trade secret information entrusted to Distributor solely for use in its capacity as a Distributor of ENERGY products and shall not be divulged to any person outside of Distributor's employ except with the written consent, or at the written direction of ENERGY.  The terms of this paragraph survive termination of this Agreement.

TRADEMARKS AND TRADE NAMES
Distributor shall not use, except with regard to the resale of ENERGY products, the trademarks and trade names used by ENERGY for the sale of ENERGY products, including, but not limited to Safe-Talk, Energytele.com, the Energy logo, or any similar marks or trade names that may confuse or tend to confuse customers with regard to product origin or endorsement. ENERGY Is the sole and exclusive owner of and has all right, title and interest to its trademarks and trade names and reserves all rights and remedies for infringement thereof. The terms of this paragraph survive termination of this Agreement.

INSTRUCTIONS
All ENERGY products are packaged with complete Instructions. These Instructions most be read in order to ensure that ENERGY products are handled and used in a safe manner. It is the Distributors responsibility to ensure that this material is provided to the customer. Distributors must include this material with each ENERGY product sold.

DISTRIBUTOR INPUT
ENERGY has been built on the input received from Distributors and their customers. Suggestions concerning new products, modifications to existing products or changes in sale procedures, pricing and distribution are encouraged. ENERGY will periodically survey Distributors to obtain input regarding products being considered for intro action. In addition, pre-production samples of new products may be sent to Distributors who serve on the ENERGY Test Panel. Distributors interested in obtaining information concerning a position on the panel should contact the factory.

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Contract Distributor Sales Agreement, July 30, 2010

SALES REPRESENTATIVES
For prompt personal attention and professional assistance, contact Energy Telecom, Inc. for the name of the ENERGY Technical Support Manager for your area

APPLICABLE LAW
This Agreement shall be construed and governed by the laws of the Sate of Florida. USA, and all actions based on this Agreement or for breach thereof shall be venued in Circuit Court for the State of Florida, or the United States' Court for the State of Florida.

FOR THE CONTRACT DISTRIBUTOR	FOR ENERGY TELECOM, INC.

/s/ ERIC M. TOLSON	/s/ TOM RICKARDS
SIGNATURE	SIGNATURE

Eric M. Tolson, Co-Owner	Tom Rickards, president

NAME (please print)	NAME (please print)

7/30/10	7/30/10
DATE: ________________	DATE: ________________

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Contract Distributor Sales Agreement, July 30, 2010

Attachment `A':

Product Description

Safe-Talk ST-1000 telecommunication eyewear for general phone and music use at home and outdoors:
✓	Samsin noise reducing earplugs.
✓	Samsin stereo earpieces.
✓	Samsin active electronic noise reduction.
✓	Impact resistant clear Uvex lenses.
✓	Bluetooth V2.1, A2DP, HSP and HFP profiles.
✓	USB charging cable and 110VAC adapter. Charge provides six hours of talk, eight hours of music, seven days on standby.
✓	Optional snap-in prescription lense holder.

Safe-Talk ST-3000 sight and hearing protection eyewear for phone and walkie-talkie use, with quality stereo music, while near or working in hazardous environments:

✓	Howard Leight disposable noise reducing earplugs tested in accordance with ANSA S.#.19-1074, NRR of 20.
✓	High-Fidelity stereo earpieces with Knowles balanced armature drivers with 180Hz-15kHz response.
✓	Samsin active electronic noise reduction.
✓	Impact resistant clear and dark grey Uvex lenses.
✓	Eyewear certified to ANZI Z87.1 and CAN/CSA Z94.3.
✓	Bluetooth V2.1, A2DP, HSP and HFP profiles.
✓	USB charging cable and 110VAC adapter. Charge provides six hours of talk, eight hours of music, seven days on standby.
✓	Optional snap-in prescription lense holder.

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Contract Distributor Sales Agreement, July 30, 2010

Attachment `B':

Distributor's Pricing

WHOLESALE PRICING FOR DIRECT SALES
MODEL NUMBER	200-1,000 units/each	1,001-5,000 units/each	5,001-20,000 units/each
ST-1000	[***]	[***]	[***]

ST-3000	[***]	[***]	[***]

WHOLESALE PRICING FOR DROP-SHIP SALES
MODEL NUMBER	200-1,000 units/each	1,001-5,000 units/each	5,001-20,000 units/each
ST-1000	[***]	[***]	[***]

ST-3000	[***]	[***]	[***]

Note:  the minimum order for this Agreement is to be established by common agreement of ENERGY and the Contract Dis

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